EXHIBIT 8.1

November 28, 2005

Accredited Home Lenders, Inc.

15090 Avenue of Science

San Diego, California 92128

Accredited Mortgage Loan REIT Trust

15090 Avenue of Science

San Diego, California 92128

Re: Registration Statement

Ladies and Gentlemen:

We have acted as tax counsel to Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust and Accredited Home Lenders, Inc., a California corporation (the “Registrants”), in connection with the Registration Statement filed with the Securities and Exchange Commission today by the Registrants pursuant to the Securities Act of 1933, as amended.

The term “Prospectus” means the prospectus in the form included in the Registration Statement.

We have examined the question of whether the Prospectus accurately describes the tax treatment of the asset-backed securities covered by the Registration Statement (the “Securities”) and described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service.

Our opinions are subject to the specific terms of each series of Securities to be set forth in one or more prospectus supplements to the Prospectus.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.

(2) We hereby adopt and confirm the statements in the Prospectus under the heading “Material Federal Income Tax Consequences” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto.

This opinion is furnished by us as counsel to the Registrants. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP as tax counsel in the Registration Statement and the Prospectus under the headings “Material Federal Income Tax Consequences” and “Legal Matters.”

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ DEWEY BALLANTINE LLP